Exhibit 99.5

GLOBUS MEDICAL, INC.

2021 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT

Grant Number________________

You have been awarded Restricted Stock Units, each of which represents the right to receive one share of Class A Common Stock of Globus Medical, Inc. (the “Company”), pursuant to the Globus Medical, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Plan”), as follows:

Grant Date
Vesting Commencement Date
Total Number of Units Granted

Vesting Schedule:

Subject to the Plan and the Restricted Stock Unit Agreement, the Restricted Stock Units will vest, in whole or in part, in accordance with the following schedule: (A) one-fourth of the Restricted Stock Units will vest on the date that is one year from the Vesting Commencement Date; and (B) 1/48th of the Restricted Stock Units will vest at the end of each full calendar month thereafter; provided, that you have not experienced a Termination of Service as of each such vesting date.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Agreement, all of which are attached and made a part of this document.

GRANTEE:	GLOBUS MEDICAL, INC.
By:__________________________
Print Name	Name:________________________
Execution Date: ____________ __, 20__	Title:_________________________

GLOBUS MEDICAL, INC.

2021 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of the Grant Date set forth on the Notice of Restricted Stock Unit Grant to which this Agreement is attached (the “Notice of Grant”), is between Globus Medical, Inc., a Delaware corporation (the “Company”), and the grantee named in the Notice of Grant (the “Grantee”), an employee or consultant of the Company or of a Subsidiary, or a non-employee director of the Company.

WHEREAS, the Company desires to award the Grantee Restricted Stock Units in accordance with the provisions of the Globus Medical, Inc. 2021 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Grant of Restricted Stock Units.  The Company hereby grants to the Grantee as of the Grant Date ________ Restricted Stock Units (the “Restricted Stock Units” or “Units”). Each Restricted Stock Unit represents the right to receive one share of Class A Common Stock of the Company (a “Share”).  This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Restricted Stock Units).  Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Agreement.    Capitalized terms not defined in this Agreement shall have the meaning given to such terms in the Plan, as amended from time to time.

2.    Vesting.  The Grantee shall vest in the number of Restricted Stock Units and on such dates as are set forth on the Notice of Grant; provided, the Grantee has not experienced a Termination of Service as of the applicable vesting date.  The Committee may accelerate any vesting of the Restricted Stock Units, in its discretion, if it deems such acceleration to be desirable.

3.    Voting and Dividend Rights.  The Grantee shall not have any rights of a shareholder of the Company with respect to the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such Shares under Paragraph 6.  Upon and following the settlement of the Restricted Stock Units under Paragraph 6, the Grantee shall be the record owner of the Shares underlying the Restricted Stock Units, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights).

4.    Termination of Service.  If the Grantee experiences a Termination of Service for any reason (including death or Disability), all unvested Restricted Stock Units held by the Grantee at the time of Termination of Service shall be forfeited, except to the extent the Committee elects to vest such Restricted Stock Units.

5.    Transferability.  Notwithstanding anything in Section 10.3 of the Plan to the contrary, Restricted Stock Units subject to the Agreement in which the Grantee is not vested are not assignable or transferable, in whole or in part, by the Grantee, other than by will or by the laws of descent and distribution.

6.    Settlement of Restricted Stock Units.  Subject to Paragraph 8 hereof, promptly following the vesting date(s) set forth in Paragraph 2,  and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Grantee the number of Shares equal to the number of vested Restricted Stock Units; and (b) enter the Grantee’s name (or, if the Grantee so requests, the Grantee’s and the Grantee’s spouse’s name, jointly with right of survivorship) on the books of the Company as the shareholder of record with respect to the Shares delivered to the Grantee.   Any fractional Restricted Stock Units becoming vested under Paragraph 2 shall be payable in cash on the settlement date set forth in the preceding sentence.

7.    Shares to be Acquired for Investment.  Unless the Company has theretofore notified the Grantee that a registration statement covering any Shares issued hereunder has become effective under the Securities Act, and the Company has not thereafter notified the Grantee that such registration statement is no longer effective, it shall be a condition to the issuance of any Shares underlying the Restricted Stock Units that such Shares be acquired for investment and not with a view to distribution, and the Grantee shall submit to the Company a certificate of such investment intent, together with such other evidence supporting the same as the Company may request.  The Company shall be entitled to restrict the transferability of the Shares issued hereunder to the extent necessary to avoid a risk of violation of the Securities Act (or of any rules or regulations promulgated thereunder), or of any state laws or regulations.  Such restrictions may, in the discretion of the Company, be noted or set forth in full on the Share certificates.

8.    Withholding of Taxes.  The obligation of the Company to issue Shares upon the vesting of the Restricted Stock Units shall be subject to applicable federal, state and local tax withholding requirements.  If the amount includible in the Grantee’s income as a result of the issuance of Shares under Paragraph 6 is subject to the withholding requirements of applicable federal, state and local tax law, the Grantee, subject to the provisions of the Plan and the Withholding Rules, may satisfy the withholding tax, in whole or in part, by electing to have the Company withhold Shares (or by returning Shares to the Company).  Such Shares shall be valued, for this purpose, at their Fair Market Value on the date the amount attributable to the issuance of Shares under Paragraph 6 is includible in income by the Grantee under section 83 of the Code.  Such election must be made in compliance with and subject to the Withholding Rules, and the Company may withhold Shares based on the minimum applicable tax withholding rate for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income, or such other rate permitted by the Administrator that does not cause adverse accounting consequences.  Notwithstanding the foregoing, the Company may limit the number of Shares withheld to the extent necessary to avoid adverse accounting consequences.

9.    Amendment.  This Agreement may be amended at any time and from time to time by the Committee,  provided that the rights or obligations of the Grantee are not affected adversely by such amendment, unless the consent of the Grantee is obtained or such amendment is otherwise permitted under the terms of the Plan.

10.    Forfeiture and Claw-Back.  The Restricted Stock Units (including any proceeds, gains or other economic benefit actually or constructively received by the Grantee upon the receipt or resale of any Shares issued hereunder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

11.    No Right to Continued Service.  Nothing in the Plan or this Agreement shall confer upon the Grantee any right to continue in the service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge or terminate the service of the Grantee at any time for any reason whatsoever.

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12.    Entire Agreement.  The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and the Grantee with respect to the subject matter hereof.

13.    Governing Law.  This Agreement shall be governed by the applicable Code provisions to the maximum extent possible.  Otherwise, the laws of the State of Delaware (without reference to the principles of conflict of laws) shall govern the operation of, and the rights of the Grantee under, the Plan and Shares of Restricted Stock Units granted thereunder.

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